Exhibit 19

INSIDER TRADING POLICY

And Guidelines with Respect to Certain Transactions in Company Securities

Board Approved August 27, 2024

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines to directors, executive officers and employees of Village Bank and Trust Financial Corp. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s directors, executive officers and employees in complying with their obligations under the federal securities laws. Directors, officers and employees are individually responsible for understanding and complying with this Policy.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, executive officers and employees of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such directors, officers and employees or subject to their influence and control (collectively referred to as “Family Members”). This Policy also imposes specific black-out period and pre-clearance procedures on directors, executive officers and certain other designated employees who receive or have access to material non-public information (as described below) regarding the Company.

Insider Trading Compliance Officer

The Company has designated its Chief Executive Officer and Chief Financial Officer as the individuals responsible for ensuring compliance with this Policy (the “Insider Trading Compliance Officer”). The duties of the Insider Trading Compliance Officer include the following:

●	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

●	Responding to all inquiries relating to this Policy.
●	Reviewing and either approving or denying all proposed trades in accordance with this Policy.
●	Designating and announcing special trading blackout periods during which certain insiders may not trade in Company securities.
●	Providing copies of this Policy and other appropriate materials to all new insiders.
●	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.

The Insider Trading Compliance Officer may designate one or more individuals who may perform such officer’s duties in the event that he or she is unable or unavailable to perform such duties.

Definition of Material Non-Public Information

It is not possible to define all categories of material information; however, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Directors, executive officers and certain other employees are subject to the blackout provisions described herein.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results;
●	Projections of future earnings or losses;
●	News of a pending or proposed merger, acquisition or tender offer;
●	News of a pending or proposed acquisition or disposition of significant assets;
●	Actions of regulatory agencies;
●	News of a pending or proposed acquisition or disposition of a subsidiary;
●	Impending bankruptcy or financial liquidity problems;
●	Gain or loss of a significant customer or vendor;
●	Stock splits and stock repurchase programs;
●	New equity or debt offerings;
●	Significant litigation exposure due to actual or threatened litigation; and
●	Changes in executive officers and directors.

“Material Nonpublic Information” is material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of material non-public information in securities trading and any other violation of applicable securities laws.

Specific Policy

Trading on Material Non-Public Information. No director, executive officer or employee of the Company or its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with Securities and Exchange Commission (“SEC”) Rule 10b5-1 pre-cleared by the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses material non-public information concerning the Company and ending at the close of business on the second trading day (as defined below) following the date of public disclosure of that information, or at such time as such non-public information is no longer material. As used in this Policy, the term “trading day” shall mean a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday, insiders shall not trade in the Company’s securities until Thursday.

Tipping. No director, executive officer or employee of the Company shall disclose or pass on (“tip”) material nonpublic information to any other person, including a family member or friend, nor shall such person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

Confidentiality of Non-Public Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

Liability for Insider Trading. Any director, executive officer or employee who engages in a transaction in the Company’s securities at a time when he or she has knowledge of material nonpublic information may be subject to severe monetary and criminal penalties and sanctions. In addition, the Company and its supervisory personnel may be subject to such penalties and sanctions if they fail to take appropriate steps to prevent illegal insider trading.

Liability for Tipping. Any director, executive officer or employee who tips (“tippers”) a third party (commonly referred to as “tippee”) may also be liable for improper transactions by tippees to whom they have tipped material non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC and stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

Possible Company-Imposed Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include loss of eligibility for future participation in the Company’s equity incentive plans or termination of employment.

Mandatory Guidelines

Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that directors, executive officers, certain other employees designated by the Insider Trading Compliance Officer (collectively, “designated insiders”), and their respective Family Members, refrain from trading during designated “Blackout Periods” (as described below).

A regular “Blackout Period” will commence after the fifth calendar day of the third fiscal month of each of the four fiscal quarters (i.e. March 6, June 6, September 6, and December 6) and, in each case, ending at the close of business on the second trading day following the date of public disclosure of the financial results for such fiscal quarter (which is generally 30 to 75 days after the end of such quarter). If such public disclosure occurs on a trading day before the markets close, then that day shall be considered the first trading day. If such public disclosure occurs after the markets close on a trading day, then the date of public disclosure shall not be considered the first trading day following the date of public disclosure.

In addition to the regular Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are non-public developments that would be considered material for insider trading law purposes; such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all designated insiders or only a specific group of designated insiders. The Insider Trading Compliance Officer will provide notice to designated insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of material non-public Information.

Even outside a Blackout Period, any person possession material non-public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two trading days after the date of announcement.

Pre-clearance of Trades. The Company has determined that all directors and executive officers and their Family Members must refrain from trading in the Company’s securities, without first complying with the Company’s “pre-clearance” process. Each director or executive officer must contact the Company’s Insider Trading Compliance Officer not less than two business days prior to commencing any trade in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer. The Insider Trading Compliance Officer must pre-clear each proposed trade or transfer. The Insider Trading Compliance Officer is not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade.

To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer will assist with the approval process. No trade or transfer may be effected until the requesting director, executive officer or employee has received the approved Pre-Clearance Request Form, even if two business days have passed since the Pre-Clearance Request Form was submitted.

The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from employees designated as designated insiders.

10b5-1 Trading Plans. Under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plan have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan. Accordingly, while some individuals may find Rule 10b5-1 attractive, they may not be suitable for all insiders. Below are the specific requirements of establishing a 10b5-1 plan:

●	Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, any executive officer and director wishing to establish a Rule 10b5-1 plan must first receive approval the Insider Trading Compliance Officer.
●	Material Nonpublic Information and Special Blackouts. Any executive officer and director desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special blackout period.
●	Trading Window. Executive officers and directors may only establish a Rule 10b5-1 plan when the Company’s trading window is open.
●	30 Day Waiting Period. To avoid the appearance of impropriety, the Company requires a waiting period of 30 days between the date the Rule 10b5-1 plan is adopted and the date of the first possible transaction under the plan.

Individual Responsibility. Every director, executive officer and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor.” The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, executive officer or employee in connection with any trade in the Company’s securities.

A director, executive officer or employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions

Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply; however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply; however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the participant’s Company stock fund balance; and (d) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which a holder of restricted stock elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. This Policy does apply, however, to any market sale of restricted stock.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors, suppliers or counterparties (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat material non-public information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Section 16 – Liability of Directors and Officers

Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any officer or director who purchases and sells the Company’s securities within a six-month period must disgorge all profits to the Company, whether or not he or she had knowledge of any material non-public information. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has material non-public information.

Publicly-Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates an appearance that the director, executive officer or employee is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions”.

Hedging or Monetization Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, executive officer or employee to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a director, executive officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent, if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, directors, executive officers and employees are prohibited from pledging securities as collateral for a loan or from holding shares of Company stock in a margin account.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after a director, executive officer or employee has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of material non-public information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

Communication with the Public

The Company is subject to the SEC’s Regulation FD (Fair Disclosure) and must avoid selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on internet “bulletin boards”, internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any material non-public information must immediately advise the Insider Trading Compliance Officer, so the Company can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries

Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer at the following address:

President and Chief Executive Officer

13319 Midlothian Turnpike

Midlothian, VA 23113

804-419-1252

Executive Vice President and Chief Financial Officer

13319 Midlothian Turnpike

Midlothian, VA 23113

804-419-1472

Certifications

All directors, executive officers and employees of the Company must certify their understanding of, and intent to comply with, this Policy. Please return the attached Certification to:

Village Bank and Trust Financial Corp.

Attn: President and Chief Executive Officer

13319 Midlothian Turnpike

Midlothian, VA 23113

804-419-1252

Village Bank and Trust Financial Corp.

Attn: EVP-Chief Financial Officer

13319 Midlothian Turnpike

Midlothian, VA 23113

804-419-1472

CERTIFICATION

I certify that I have received, read and understand the Company’s Insider Trading Policy, dated August 27, 2024. I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

I will comply with the Insider Trading Policy for as long as I am subject to the Policy.

Signature

Print Name:

Date:

Form may be provided physically or by electronic means

VILLAGE BANK AND TRUST FINANCIAL CORP.

PRE-CLEARANCE REQUEST FORM

To:Village Bank and Trust Financial Corp.

Insider Trading Compliance Officer

Re:Proposed Transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on _______________________________, 20___, and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows: (i.e., open market purchase of 10,000 shares of common stock through Nasdaq, privately negotiated sale of common stock, etc.).

The undersigned is not in possession of material non-public information (as described in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of material non-public information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Dated:

Signature

Print Name

APPROVED:

Insider Trading Compliance Officer